Exhibit 99.1

Aprea Therapeutics Announces Expansion of Intellectual Property Portfolio for Precision Oncology Programs

Company Strengthens Global Intellectual Property Portfolio with 28 Issued and 30 Pending Patents

DOYLESTOWN, PA, August 28, 2026 (GLOBE NEWSWIRE) – Aprea Therapeutics, Inc. (Nasdaq: APRE) (“Aprea”, or the “Company”), a clinical-stage precision medicine oncology company focused on the discovery and development of targeted therapies for patients with biomarker-defined cancers, today provided an update on its existing patent portfolio.

“Our expanding patent portfolio reflects Aprea’s commitment to innovation and building a differentiated leadership position in precision medicine,” said Oren Gilad, Ph.D., President and Chief Executive Officer of Aprea. “A strong global intellectual property portfolio is a critical component of our strategy, supporting the advancement of potentially best in class oncology therapies while protecting the long-term value of our programs. We remain focused on strengthening our intellectual property position as we advance our pipeline and pursue new treatment options for patients with difficult-to-treat cancers.”

The intellectual property covering Aprea’s WEE1 kinase inhibitor program includes two pending U.S. patent applications, one pending U.S. provisional application, two granted non-U.S. patents (Australia and Korea), and 12 pending non-U.S. patent applications. The WEE1 family of applications, if granted, will expire in 2047, not including any regulatory exclusivities that may be awarded. The WEE1-portfolio covers key aspects of the program, including proprietary compounds, pharmaceutical compositions, and methods of use. The Company’s lead WEE1 inhibitor, APR-1051, is currently being evaluated in the ACESOT-1051 Phase 1 clinical trial in advanced/metastatic solid tumors harboring certain cancer-associated gene alterations.

Aprea’s ATR inhibitor program is protected by a strong patent estate, including four granted U.S. patents, one pending U.S. application, and one pending international application. There are 22 granted non-U.S. patents and 13 pending non-U.S. patent applications. The granted patents will expire 2035-2037 and the pending applications, if granted, could extend exclusivity into 2045. Additional regulatory exclusivities up to five years may also be available. This portfolio comprehensively covers the program’s proprietary compounds, pharmaceutical compositions, and methods of use. During 2025, Aprea determined the recommended Phase 2 monotherapy dose (RP2D) of 1,100 mg once daily for ATRN-119 in the ABOYA-119 Phase 1/2a dose-escalation study and subsequently closed this study to focus resources on the clinical development of APR-1051. Building on the completion of dose escalation, the Company is considering further ATRN-119 development in combination approaches that could expand its therapeutic potential. Aprea believes ATRN-119's mechanism of action, potentially favorable safety profile, and pharmacologic characteristics could make it an ideal candidate for combination with other anti-cancer therapies, including radiation therapy, chemotherapy, antibody-drug conjugates (ADCs) and immune checkpoint inhibitors..

About Aprea

Aprea is pioneering a new approach to treat cancer by exploiting vulnerabilities associated with cancer cell mutations. This approach was developed to kill tumors but to minimize the effect on normal, healthy cells, decreasing the risk of toxicity that is frequently associated with chemotherapy and other treatments. Aprea’s technology has potential applications across multiple cancer types, enabling it to target a range of tumors, including ovarian, colorectal, prostate, and breast cancers. The company’s lead programs are

APR-1051, an oral, small-molecule inhibitor of WEE1 kinase, and ATRN-119, a small molecule ATR inhibitor, both in clinical development for solid tumor indications. For more information, please visit the company website at www.aprea.com.

The Company may use, and intends to use, its investor relations website at https://ir.aprea.com/ as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Forward-Looking Statement
Certain information contained in this press release includes “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended related to our study analyses, clinical trials, regulatory submissions, and projected cash position. We may, in some cases use terms such as “future,” “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “targeting,” “confidence,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current beliefs and expectations of our management team and on information currently available to management that involve risks, potential changes in circumstances, assumptions, and uncertainties. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding our ability to develop, commercialize, and achieve market acceptance of our current and planned products and services, our research and development efforts, including timing considerations and other matters regarding our business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations. Any or all of the forward-looking statements may turn out to be wrong or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. These forward-looking statements are subject to risks and uncertainties including, without limitation, risks related to the success, timing, and cost of our ongoing clinical trials and anticipated clinical trials for our current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including our ability to fully fund our disclosed clinical trials, which assumes no material changes to our currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of our ongoing clinical trials, our understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs, and the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to update such forward-looking statements for any reason, except as required by law.

Investor and Media Contact:

Mike Moyer

LifeSci Advisors

mmoyer@lifesciadvisors.com